Exhibit 99.1

ACRES COMMERCIAL REALTY CORP.

REPORTS RESULTS FOR

THIRD QUARTER 2026

Uniondale, NY, November 4, 2026 – ACRES Commercial Realty Corp. (NYSE: ACR) (“ACR” or the “Company”), a real estate investment trust that is primarily focused on originating, underwriting and managing commercial real estate mortgage loans and that manages third-party capital and provides insurance solutions, today reported results for the quarter ended September 30, 2026. ACR’s GAAP net loss allocable to common shares was $56.3 million or $(5.16) per share-diluted, for the quarter ended September 30, 2026.

"In the third quarter, ACRES completed the merger transaction with its manager and is now internally managed. Going forward the Company will have three lines of business that management expects to drive results in the future: Principal Investing, Investment Management and Insurance," said ACRES Commercial Realty Corp. Chairman Andrew Fentress. "As an internally managed company, the employees and directors own over 45% of the common shares and are directly aligned with shareholders."

ACR issued a full, detailed presentation of its results for the quarter ended September 30, 2026 that can be viewed at www.acresreit.com.

Earnings Call Details

ACR will host a live conference call on November 5, 2026 at 10:00 a.m. Eastern Time to discuss its third quarter 2026 operating results. The conference call can be accessed by dialing 1-833-419-0865 (U.S. domestic) or 1-785-838-9333 (International), Conference ID ACRES or from the investor relations section of the Company’s website at www.acresreit.com.

For those unable to listen to the live conference call, a replay will be available on the Company’s website and telephonically through November 19, 2026 by dialing 1-844-512-2921 (U.S. domestic) or 1-412-317-6671 (International), with the passcode 11162460.

About ACRES Commercial Realty Corp.

ACRES is a public commercial mortgage REIT that is primarily focused on originating, underwriting and managing mortgage loans. ACRES invests nationwide in the middle market with a focus on multifamily, student housing, hospitality, industrial and office properties. In addition, ACRES manages third-party capital and provides insurance solutions through its investment management business. For more information, please visit the Company’s website at www.acresreit.com or contact investor relations at IR@acresreit.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission, including, without limitation, factors impacting whether we will be able to maintain our sources of liquidity and whether we will be able to identify sufficient suitable investments to increase our originations. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.